CSX Corporation Announces All-Time Record
Quarterly Financial Results

Highlights:

•	Quarterly operating income more than $1 billion for the first time in company history

•	All-time record operating ratio of 66.8 percent

•	Improving service measurements and industry-leading safety results

JACKSONVILLE, Fla. - July 14, 2015 - CSX Corporation (NYSE: CSX) announced financial results for the second quarter of 2015, including net earnings of $553 million, or an all-time record $0.56 per share, an increase from $529 million, or $0.53 per share, in the second quarter of 2014.

Revenue declined 6 percent, as pricing gains were more than offset by the impact of lower fuel recovery, a 1 percent volume decline and changing business mix. At the same time, continued low fuel prices and savings from efficiency initiatives reduced expenses by 9 percent. As a result, CSX delivered record operating income of more than $1 billion for the quarter and a record-low operating ratio of 66.8 percent.

“While we saw challenges in a number of markets, CSX employees delivered an even safer, more reliable and more differentiated service product this quarter,” said Michael J. Ward, chairman and chief executive officer. “We expect the momentum in network performance we saw in the second quarter to accelerate, continuing to create value for our customers and shareholders.”

CSX expects to deliver mid-to-high single digit earnings per share growth for 2015, although the upper end of that range has become more challenging given the current energy environment. With low natural gas prices and high inventory levels continuing to reduce utility coal demand, CSX now expects domestic coal volume to decline by approximately 10 percent for 2015 and the outlook for export coal volume remains approximately 30 million tons for the year. The company also expects meaningful margin expansion as it progresses towards a full-year operating ratio in the mid-60s longer term.

CSX executives will conduct a quarterly earnings conference call with the investment community on July 15, 2015, from 8:30 a.m. to 9:30 a.m. Eastern time. Investors, media and the public may listen to the conference call by dialing 1-888-EARN-CSX (888-327-6279) and asking for the CSX earnings call. Callers outside the U.S., dial 1-773-756-0199. Participants should dial in 10 minutes prior to the call. In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, an internet replay of the presentation will be archived on the company website.
This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 190 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.
This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material.
Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Slideshare (http://www.slideshare.net/HowTomorrowMoves). The social media channels used by CSX may be updated from time to time.
More information about CSX Corporation and its subsidiaries is available at www.csx.com and on Facebook (http://www.facebook.com/OfficialCSX).

Forward-looking Statements

This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward- looking statements include, among others; (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.
Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.